Exhibit 10.4

August 20, 2011

Martin Plaehn

Dear Martin:

On behalf of Control4 Corporation (the “Company”), I am pleased to present you this offer of employment.  The terms of this offer, should you accept this opportunity, are as follows:

1.                                      Employment.  Effective as of October 17, 2011, or such earlier date as we may mutually agree (the “Start Date”), you will be appointed to serve in a full-time capacity as the Company’s President and Chief Executive Officer.  In such capacity, you will report directly to the Board of Directors of the Company (the “Board”).  Your employment with the Company will be for an unspecified duration and will constitute “at-will” employment, meaning either you or the Company may terminate your employment relationship at any time, and for any or no reason, with or without Cause subject to the terms and conditions of this Agreement.  The “at-will” nature of your employment may only he changed in a document signed by you and a duly authorized member of the Board.  Your position will be classified as “exempt” and you will not be eligible for overtime pay.

2.                                      Compensation.

(a)                                 Base Salary.  You will be paid a base salary at the annual rate of $360,000 (the “Base Salary”), less applicable deductions and withholdings, paid in accordance with the Company’s standard payroll procedures.  The Board will review your Base Salary annually, and, in its sole discretion, consider any increases it deems warranted at that time.

(b)                                 Equity Incentives.  The Company will request that the Board approve the grant to you of an option (the “Option”) to purchase shares of Company Common Stock equal to 2.7% of the Company’s fully diluted shares, calculated as of the Start Date.  The Option shall vest as follows:  25% of the shares purchasable upon exercise of the Option shall vest on the one-year anniversary of the Start Date, with the rest of the shares purchasable upon exercise of the Option to vest in equal monthly installments over the ensuing 36 months thereafter.  In addition to the Option, the Company will request that the Board approve a second grant to you of an option (the “Milestone Option”) to purchase additional shares of Company Common Stock equal to 0.6% of the Company’s fully diluted shares, calculated as of the Start Date.  The Milestone Option shall vest on the same time-based vesting schedule as the Option if, and only if, certain annual objectives (the “Milestones”), as mutually agreed by you and the Board, are achieved.  For the avoidance of doubt, upon the failure to achieve any given Milestone, the options related to such Milestone shall be immediately terminated and returned to the Company’s equity incentive plan and shall not be eligible for any vesting acceleration as set forth below in Section 5(d).

(c)                                  Bonus.  Beginning in 2012, you will be eligible to receive an annual performance bonus of up to 30% of your Base Salary, based upon criterion to be established by the Board in its sole discretion.

(d)                                 Business Expenses.  The Company will reimburse you for reasonable business expenses incurred by you from time to time in accordance with applicable Company travel and expense policies, including, if necessary, travel to the Company’s headquarters prior to the Start Date.

(e)                                  Relocation Expenses.  In connection your employment, you will move to the Salt Lake City, Utah area, and the Company will pay for in advance (or, for smaller expenses, reimburse you for upon presentation of reasonable documentation) reasonable and customary moving expenses associated with locating and purchasing or leasing housing (not including payment for such housing), transportation for your household goods and immediate family, and directly related expenses associated with this move (including taxes on any relocation payment or reimbursement that are taxable to you).

3.                                      Taxes and 409A Compliance.

(a)                                 The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)                                 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  Notwithstanding anything to the contrary in this Agreement, if you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service,” and (ii) the date of your death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 3(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)                                  To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d)                                 For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifics a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e)                                  Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(f)                                   All payments and benefits provided herein shall be subject to withholding of taxes and other amounts as are required by law to be withheld.

(g)                                  Notwithstanding any provision of this Agreement to the contrary, the Company may unilaterally amend this Agreement to the extent it deems necessary to avoid the imposition of excise taxes, penalties or similar charges on the Company as a result of this Agreement being considered to be “discriminatory,” including, without limitation, any penalties under Section 4980D of the Code.

4.                                      Termination of Employment.  Upon the termination of your employment for any reason, you shall be entitled to the compensation, benefits and reimbursements then due and owing for the period ending as of the end of the effective date of the termination (the “Termination Date”) and the Company shall make the following payments to you (or your beneficiaries or estate if applicable) on your Termination Date: (i) all accrued but unpaid salary and any unpaid vacation that has accrued pursuant to the Company’s vacation accrual policy through the Termination Date, (ii) any earned but unpaid bonuses, (iii) any unreimbursed business expenses, and in addition (iv) you will continue to be able to exercise any vested and exercisable stock options then held by you pursuant to their terms and conditions (collectively, (i) through (iv) are the “Accrued Benefits”).  In addition, you may also be eligible for other post-employment payments and benefits as provided in this Agreement or pursuant to other agreements or plans with the Company that you enter into from time to time.

(a)                                 By Death.  Your employment shall terminate automatically upon your death.  The Company shall pay to your beneficiaries or estate, as appropriate, any compensation then due and owing, including the Accrued Benefits, and any other benefits provided hereunder, including without limitation the ability to exercise any vested and exercisable options held by you.  Thereafter, all obligations of the Company under this Agreement shall cease.

(b)                                 By Disability.  For purposes of this Agreement, “disability” means a mental or physical Impairment that is expected to result in death or that has lasted or is expected to last for a continuous period of three (3) months or more and that causes you to be unable to perform your duties under this Agreement and to be engaged in any substantial gainful activity.  If you experience such a disability, then, to the extent permitted by law, the Company may terminate your employment upon sixty (60) days’ advance written notice.  Termination by disability shall be determined by a physician selected by the Board, if such physician is unable to schedule an appointment with you within ten business days of physician’s written request, the Board is authorized to determine whether your disability has occurred at its sole discretion.  The Company shall pay you all compensation to which you are entitled up through the last business day of the notice period, including all Accrued Benefits, and any other benefits provided hereunder, including without limitation the exercisability of any vested and exercisable option held by you; thereafter, all obligations of Company under this Agreement shall cease.  Nothing in this subsection shall affect your rights under any applicable Company disability plan.  Termination by disability shall not constitute termination without Cause or for resignation for Good Reason.

(c)                                  By Company Not For Cause or By You for Good Reason.  At any time, Company may terminate your employment without Cause by providing you written notice of such termination or you may terminate your employment.  In either event, the Company will pay to you the Accrued Benefits and all post-termination payments and benefits when due as provided in this Agreement.  As a condition to your receipt of such benefits, you will be required to comply with your continuing obligations (including without limitation the return of any Company properly and the non-competition and non-solicitation obligations set forth herein), resign from all positions you hold with the Company, and execute the Company’s standard form of release agreement attached as an exhibit to this Agreement (Exhibit A) in which you agree to fully release the Company and its representatives from any and all claims you may have, and such release must become effective no later than sixty (60) days following your termination.  Thereafter, all obligations of the Company under this Agreement will cease except as set forth herein.

(d)                                 By Company For Cause.  At any time, unless such actions are cured as described below, and without prior notice for actions that are not curable, the Company may terminate your employment for Cause.  In such event, the Company will pay to you the Accrued Benefits.  Thereafter, all obligations of the Company under this Agreement will cease except as set forth herein.

(e)                                  By You Without Good Reason.  At any time you may terminate your employment voluntarily and without Good Reason.  In such event, the Company will pay to you the Accrued Benefits.  Thereafter, all obligations of the Company under this Agreement will cease except as set forth herein.

5.                                      Severance Benefits.  Subject to the conditions set forth in Section 4(c) above, in the event your employment with the Company is terminated by the Company without Cause or by you for Good Reason, then you will be entitled to receive:

(a)                                 the continued payment of your Base Salary for six months (6) months, provided, however, (i) after the Company’s initial public offering, or (ii) if your termination without Cause or due to Good Reason occurs within ninety (90) days prior to or within 12 months after a Change of Control, the continued payment of your Base Salary shall be for twelve (12) months (the “Cash Severance”).  Notwithstanding the foregoing, if the Cash Severance constitutes deferred compensation for purposes of Code Section 409A as determined by the Company, such payments shall commence upon the 60th date following your date of termination (and the first payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon your termination, and any payments thereafter shall continue as provided herein);

(b)                                 Company paid group medical, dental and vision coverage for you and your dependents (at the same coverage levels that you had on the date of your termination) commencing as of the first day of the month immediately following your termination and continuing for the duration of twelve (12) months;

(c)                                  the Accrued Benefits;

(d)                                 if such termination without Cause or due to Good Reason occurs (i) during the first year of your employment and within ninety (90) days prior to or within twelve (12) months after a Change of Control, accelerated vesting of (A) 50% of the then unvested shares purchasable upon exercise of the Option and (B) 25% of the Milestone Option; and (ii) after the first year of your employment and within ninety (90) days prior to or within 12 months after a Change of Control, accelerated vesting of (A) 100% of the then unvested shares purchasable upon exercise of the Option, and (B) the greater of either, (x) 50% of the then unvested portion of the Milestone Option, or (y) 25% of the total Milestone Option.; and

(e)                                  a twelve (12) month period to purchase any or all vested shares through the exercise of your Option and Milestone Option.

For purposes of clarity, you will not be entitled to receive the foregoing benefits of subsection 5(a) through (c) should your employment terminate for Cause (as provided in Section 4(d) above) or should you terminate your employment other than for Good Reason (as provided in Section 4(e) above).

6.                                      Benefits.  You will be entitled to continue to participate in the Company’s basic employment benefits available to all Company employees, as currently in effect or as the Company may revise such benefits in the future, in its sole discretion.  As you know, participation in Company benefit programs may require payroll deductions and/or direct contributions by you.

7.                                      Vacation.  You will be entitled to accrue up to three (3) weeks of vacation leave consisting of fifteen (15) business days earned on an annual, pro-rata basis throughout each calendar year of employment, all in accordance with the Company’s standard vacation policy in effect from time to time and approved by the Board of Directors.  Employee’s vacation accrual will be pro-rated for the remainder of this calendar year.  Once the maximum vacation accrual is reached, no further vacation will accrue.  When some vacation is used, vacation will begin to accrue again and there will be no retroactive grant of vacation for the period of time the accrued vacation was at the maximum accrual balance.  Any accrued and unused vacation will be paid to you in cash upon your termination of employment.

8.                                      Confidentiality Agreement.  As a condition of employment, you agree to enter into the Company’s standard Confidential Information and Intellectual Property Assignment Agreement (the “PIIA”), a copy of which is attached hereto as Exhibit B.

9.                                      Noncompetition and Nondisparagement.

(a)                                 During the term of your employment with the Company and for eighteen (18) months after termination, for any reason, of your employment with the Company, you shall not directly or indirectly, own, manage, operate, join or control, be employed by or participate in the ownership, management, operation or control of, or be a consultant to or connected in any other manner with, any business, firm or corporation which is similar to or competes with a principal business of the Company or its subsidiaries; provided, however, that your ownership of securities of any company not in excess of one percent of any class of such securities shall not be a violation of this provision.  You acknowledge that the foregoing is in addition to your obligations under the PIIA.

(b)                                 From the date hereof and forever hereafter, you expressly agree not to disparage the Company, its past and present investors, officers, directors or employees or its affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained or unless disclosure is required by law.

10.                               Defined Terms: For purposes of this Agreement, the following terms will mean:

(a)                                 “Cause” shall be defined as (1) your repeated failure, in the reasonable judgment of the Board to perform one or more of your essential and material duties and responsibilities to the Company after formal written notice thereof from the Board to you describing your failure to perform such essential and material duties or responsibilities and, if such failure is remediable, your failure to remedy same within 10 business days of receiving written notice; (2) your refusal or failure to comply with the legal directives of the Board after formal written notice thereof to you describing your failure to comply and, if such failure is remediable, your failure to remedy same within 10 business days of receiving written notice; (3) your material violation of any material Company policy; (4) your commission or conviction of, or entry of a plea of nolo contendere to, any felony or any act of fraud, embezzlement, dishonesty, moral turpitude, misappropriation or any other misconduct that has caused or is reasonably expected to result in material injury to the Company or its affiliates; (5) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Company owes an obligation of nondisclosure as a result of a relationship with the Company; (6) your material breach of any obligations under any written agreement or covenant with the Company; or (7) your violation of a federal or state law or regulation applicable to the Company which violation was or is reasonably likely to be injurious to the Company; provided, however, that a finding of any of the above shall be predicated on a good faith determination by the Board.

(b)                                 “Change of Control” means a transaction or series of related transactions that constitutes a “Deemed Liquidation” in accordance with the Company’s then-current Certificate of incorporation, as amended from time to time (proved that such amendment shall not be formulated with the intention of denying the benefits of this paragraph to you).

(c)                                  “Code” means the Internal Revenue Code of 1986, as amended.

(d)                                 “Disability” means you have a mental or physical impairment that is expected to result in death or that has lasted or is expected to last for a continuous period of three months or more and that causes you to be unable to perform your duties under this Agreement and to be engaged in any substantial gainful activity.

(e)                                  “Good Reason” for your resignation shall mean that your continuous status as an employee was “constructively terminated” by the Company if within 90 days after the occurrence of one of the following Company actions (unless you consent in writing to such action(s)), and after providing the Company with a reasonable opportunity to cure such action(s), you resign in writing from your employment with the Company: (1) a material reduction in your base salary as in effect immediately before such reduction; or (2) the relocation by the Company of your then-current work site that has the effect of increasing your then-current commute by more than 50 miles (not including any regular business travel consistent with the business travel requirements of the your position with the Company).

11.                               Governing Law.  This Agreement will be construed in accordance with, and governed by, the laws of the State of Utah without regard to its conflicts of law principles.  Please note that this Agreement (together with the PIIA, and the documentation memorializing the Option and the Milestone Option) represent the entire agreement and understanding between you and the Company regarding your employment with the Company and supersede any and all prior representations, promises or agreements, whether written or oral.  To the extent that the practices, policies or procedures of Company or any other document referenced in this Agreement, now or in the future, apply to you, are inconsistent with the terms of this Agreement, the provisions of this Agreement will control.

***********************

If you are in agreement with the above, please execute a copy of this Agreement where indicated below, and return an executed copy to the Company via fax or email PDF.

***********************

Sincerely,

CONTROL4 CORPORATION

By:
Name:
Title:

ACCEPTED AND AGREED:

/s/ Martin Plaehn
Martin Plaehn
Aug 20, 2011

EXHIBIT A

Standard Release upon Employment Termination

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made and entered into as of the          day of                       20    , by and between (“Employee”) and Control4 Corporation (“Employer”), who shall be referred to collectively as the “Parties” and each individually as a “Party.”

DEFINITIONS

1.                                      “Employee” shall include Employee and Employee’s heirs, assigns, and legal representatives.

2.                                      The phrase “employer Released Parties” shall mean Control4 Corporation and any and all of its business units, committees and groups, as well as its present, former or future parents, affiliates, subsidiaries, directors, officers, attorneys, successors, predecessors, and assigns.

3.                                      The “Released Claims” shall mean any type or manner of suits, claims, demands, allegations, charges, damages, or causes of action whatsoever in law or in equity under federal, state, municipal or local statute law, ordinance, regulation, constitution, or common law, whether known or unknown, which Employee has ever had or now has against the Employer Released Parties.  This includes but is not limited to any action for costs, interest or attorney’s fees, which arise in whole or in part (i) from Employee’s employment relationship with Employer, (ii) from the ending of that relationship, and (iii) from any other conduct by or dealings of any kind between Employee and the Employer Released Parties, which occurred prior to the execution of this Agreement.  This also includes but is not limited to any and all claims, rights, demands, allegations and causes of action for alleged wrongful discharge, breach of alleged employment contract, breach of the covenant of good faith and fair dealing, termination in violation of public policy, intentional or negligent infliction of emotional distress, fraud, misrepresentation, defamation, interference with prospective economic advantage, failure to pay wages due or other monies owed, failure to pay pension benefits, conversion, breach of duty, interference with existing economic relations, punitive damages, retaliation, discrimination on the basis of age in violation of the Age Discrimination and Employment Act of 1967, as amended (“ADEA”), harassment or discrimination on the basis of sex, race, color, citizenship, religion, age, national origin, or disability, or other protected classification under the federal, state, municipal or local laws of employment, including those arising under the common law, and any alleged violation of the Employee Retirement Income Security Act of 1974 (“ERISA”), the Family and Medical Leave Act, the Fair Labor Standards Act (“FLSA”), the Occupational Safety and Health Act (“OSHA”), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Washington State Law Against Discrimination, the Utah Antidiscrimination Act, the California Fair Employment and Housing Act and any other state law to similar effect, the California Family Rights Act, as well as any other federal, state or local laws or regulations concerning discrimination or harassment, wages or compensation or wrongful termination.  The “Released Claims” shall not mean (i) any rights of indemnity against Employer that Employee may have as a former employee of Employer, or (ii) any claims that may not be released by law.

RECITALS

A.                                    The Parties desire to settle and compromise the Released Claims and to enter into this Agreement.

B.                                    This Agreement releases any claims Employee may have against the Employer Released Parties under the Age Discrimination in Employment Act.  Employer is providing Employee with 21 days to review this Agreement and seek advice and counsel.  If Employee chooses to sign this Agreement, Employee will have seven days to revoke this Agreement, if Employee chooses, and this Agreement will not become effective and enforceable until the seven day revocation period has passed without Employee revoking this Agreement.  Employer advises Employee to consult an attorney of his own choosing before signing this Agreement.

COVENANTS

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants set forth in this Agreement the Parties agree as follows:

1.                                      Employee’s employment with Employer is terminated effective                      (the “Termination Date”).  All employment compensation due to Employee has been paid to Employee by Employer.

2.                                      Employer, shall grant Employee the severance benefits set forth in Section 5 of that certain employment agreement between Employer and Employee, dated as of August      , 2011, as may be amended from time to time.  Employer will pay such severance benefits to Employee within fifteen business days after this Agreement becomes effective as provided in Paragraph 15 hereof, and only if this Agreement becomes effective as provided therein.  The foregoing amount is consideration for Employee’s release of all of the Released Claims, including attorney’s fees, costs, interest and all other expenses which may have been incurred.  Employee assumes full and sole responsibility for any tax consequences related to this Agreement.  Employee acknowledges that this consideration listed in this paragraph constitutes consideration for this Agreement and is separate from and in addition to anything Employee is entitled to receive from Employer.  Employee acknowledges that Employee has been fully compensated by the terms of this Agreement for releasing the Released Claims.

3.                                      Employee shall not pursue, or authorize anyone on Employee’s behalf to pursue, the Released Claims in any way in any court.  Employee represents that Employee has not filed and there is not pending with any governmental agency or any state or federal court, any other claims, complaints, charges, or lawsuits of any kind against the Employer Released Parties.  Employee agrees that Employee will not make any filings with any court at any time hereafter for any matter, claim or incident, known or unknown, which occurred or arose out of occurrences on or prior to the date of this Agreement; provided, however, this shall not limit either of the Parties from filing a lawsuit for the sole purpose of enforcing its rights under this Agreement.  Each of the Parties shall bear its own costs and attorneys’ fees in this dispute.

4.                                      Employee hereby waives, releases, remises and discharges each and every one of the Employer Released Parties from liability with respect to the Released Claims.  Employee acknowledges that Employee understands that Employee is prohibited from receiving any further relief on the Released Claims.  Employee hereby promises and covenants never to institute any suit or action at law or in equity against the Employer Released Parties regarding or relating to the Released Claims.  Specifically and without limitation, Employee understands and agrees that that Employee is waiving and forever discharging the Employer Released Parties from any and all claims, causes of action or complaints that Employee may have or have ever had, which have or may have arisen prior to the execution of this Agreement.

5.                                      Employee represents and warrants that Employee is the sole owner of the Released Claims, that the Released Claims have not been assigned, transferred, or disposed of in fact, by operation of law or in any manner whatsoever, and that Employee has the full right and power to grant, execute and deliver the full and complete releases, undertakings, and agreements herein contained.

6.                                      It is the intention of Employee and Employer that this Agreement is a general release that will be effective as a bar to each and every claim, demand, or cause of action it releases.  Employee recognizes that Employee may have some claim, demand, or cause of action against Employer or one or more of the Employer Released Parties of which Employee is totally unaware and unsuspecting which Employee is giving up by execution of this Agreement.  It is the intention of Employee in executing this Agreement that it will deprive Employee of each such claim, demand or cause of action and prevent Employee from asserting it against the Employer Released Parties.  In furtherance of this intention.  Employee expressly waives any rights or benefits conferred by the provisions of Section 1542 of the Civil Code of the State of California (or any other law of any other jurisdiction of similar import), which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Employee understands the statutory language of Section 1542 of the California Civil Code but nevertheless elects to and hereby does release the Employer Released Parties from all claims Employee may have against the Employer Released Parties, or any of them, whether known or unknown, as herein provided, and specifically waives any rights which Employee may have under said Civil Code Section (or any other law of any other jurisdiction of similar import).  Employee fully understands that if the facts with respect to this Agreement are found hereafter to be other than or different from the facts now believed by Employee to be true, Employee expressly accepts and assumes the risk of such possible difference in fact and agrees that this Agreement will be and remain effective, notwithstanding any such difference.

7.                                      Each of Employee and the Company agrees that the existence and terms of this Agreement shall be and remain confidential.  The Parties acknowledges that this confidentiality provision is an essential element of the consideration provided for entering into this Agreement.  Therefore, each of Employee and the Company agrees not to discuss or describe any information concerning of the terms of this Agreement to anyone, except as required by subpoena or permitted herein, except that Employee may discuss the same with Employee’s immediate family, attorneys and tax and financial advisors provided Employee first informs them of their obligation of confidentiality regarding the same and the Company may disclose the existence of this Agreement and the terms hereof to its agents, employees, and advisors and as deemed in good faith to be required by law.  Each of Employee and the Company agrees to reveal only that the matter has been resolved.  This paragraph shall not apply to any action by the Parties to enforce this Agreement.  If any provision of this paragraph is breached, the Parties shall be untitled to such legal or equitable relief as may be available by law.

8.                                      This Agreement is entered into by the Parties solely to avoid the expenses associated with litigation and does not constitute and shall not be construed as an admission by the Employer Released Parties of any breach of any alleged agreements or duties, or of any wrongdoing toward any person, including any alleged breach of contract or violation of any federal, state, or local law, regulation, or ordinance.  The Employer Released Parties specifically disclaim any liability to Employee for wrongdoing of any kind.

9.                                      The Parties agree that this Agreement may be used in evidence in a subsequent proceeding in which any of the Parties alleges a breach of this Agreement.

10.                               The Parties affirm they are not relying on any representations or statements made by each other which are not specifically included in this Agreement.  The Parties acknowledge they have been informed in writing by this Agreement that they have the right to consult with legal counsel regarding this release and confirm that they have consulted with counsel to the extent desired concerning the meaning and consequences of this Agreement.

11.                               This Agreement constitutes the entire agreement between the Parties with relation to the subject matter hereof.  Any prior negotiations or correspondence relating to the subject mailer hereof shall be deemed to have been merged into this Agreement and to the extent inconsistent herewith shall be deemed to be of no force or effect.  This Agreement may not be modified, nor any provision waived unless such modification or waiver is made in writing referring to this Agreement and signed by each Party.  This Agreement shall be binding upon and inure to the benefit of each of the Party’s respective successors, heirs, executors, administrators and assigns, as the case may be.

12.                               This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of such counterparts shall constitute one and the same instrument.

13.                               This Agreement shall be interpreted and enforced in accordance with the laws of the State of, and/or when applicable, of the United States.

14.                               The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other parts and/or paragraphs shall remain fully valid and enforceable.  Should any provisions of this Agreement be determined by any court or administrative body to be invalid, the validity of the remaining provisions is not affected thereby and the invalidated part shall be deemed not a part of this Agreement.  Any court or administrative body shall construe and interpret this Agreement as enforceable to the full extent available under applicable law.  This Agreement shall survive the termination of any arrangements contained in it.

15.                               Employee and Employer acknowledge and understand this is a legal contract and that they each sign this Agreement knowingly, freely and voluntarily and have not been threatened, coerced or intimidated into making the same.  Employee and Employer acknowledge that they have had ample and reasonable time to consider this Agreement and the effects and import of it and that they have fully dwelt on it in their minds and have had such counsel and advice, legal or otherwise, as they desire in order to make this Agreement.  EMPLOYER AND EMPLOYER, BY SIGNING TIHS AGREEMENT, ACKNOWLEDGE IT CONTAINS A RELEASE OF KNOWN AND UNKNOWN CLAIMS.  Employee and Employer have read and fully considered this Agreement and understand and desire to enter into it.  The terms of this Agreement were derived through mutual compromise and are fully understood.  Employee acknowledges that Employee has been offered at least 21 days to consider the impact of this Agreement and its release of Employee’s rights to bring suit against the Employer Released Parties and after due consideration has decided to enter into this Agreement at this time.  Employee further understands that Employee may revoke this Agreement for a period of up to seven (7) days following signature and execution of the same.  This Agreement will not become effective and enforceable until such seven-day period has passed without revocation of this Agreement by the Employee.  Any revocation within this period must be signed and submitted in writing to the undersigned representative of Employer and must state, “I hereby revoke my acceptance of the Agreement.”  Employee understands that if Employee revokes this Agreement, Employee is not entitled to receive the consideration provided by this Agreement.

16.                               As of the effectiveness of this Agreement (as provided in the preceding paragraph) the Company represents and warrants to Employee that is not aware of claims that it could reasonably levy against Employee prior to the date hereof other than as expressly disclosed to Employee in writing.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

EMPLOYEE

CONTROL4 CORPORATION

By:
Its: